FIFTH LOAN MODIFICATION AGREEMENT

This Fifth Loan Modification Agreement (this "Loan Modification Agreement") is entered into as of March 22, 2007, by and between SILICON VALLEY BANK, a California-corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("Bank") and CHYRON CORPORATION, a New York corporation with offices at 5 Hub Drive, Melville, New York 11747 ("Borrower").

  DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of April 29, 2004, evidenced by, among other documents, a certain Loan and Security Agreement dated as of April 29, 2004 between Borrower and Bank, as amended from time to time (as amended, the "Loan Agreement"). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
  DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and a certain Intellectual Property Security Agreement dated April 29, 2004 (the "IP Agreement") (together with any other collateral security granted to Bank, the "Security Documents").

  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the "Existing Loan Documents".

  DESCRIPTION OF CHANGE IN TERMS.

  Modification to Loan Agreement.

    Section 5 of the Schedule to the Loan Agreement is hereby amended by deleting same in its entirety and inserting in lieu thereof the following:

  "5. FINANCIAL Covenants

  (Section 5.1): Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

  a. EBITDA. Maintain, measured as of the end of each fiscal quarter on a cumulative year to date basis, EBITDA of at least the following:

Period	Minimum EBITDA
January 1, 2007 through March 31, 2007	($225,000.00)
January 1, 2007 through June 30, 2007	$300,000.00
January 1, 2007 through September 30, 2007	$725,000.00
January 31, 2007 through December 31, 2007	$1,200,000.00

  Specific minimum EBITDA requirements for Borrower's fiscal year 2008 shall be determined by Silicon upon receipt of Borrower's fiscal year 2008 budget (which budget must be received by Silicon no later than February 28, 2008) and, if the Maturity Date is extended, such determination shall be made prior to April 13, 2008.

  b. Minimum Cash or Excess Availability:

  The Borrower shall at all times maintain $1,000,000.00 in (i) cash deposits maintained at Silicon, and/or (ii) excess "availability" under this Agreement (net of Loans, Letters of Credit or other indebtedness under this Agreement), as determined by Silicon based upon the Credit Limit restrictions set forth in Section 1 above).

  Definitions. For purposes of the foregoing financial covenants, the following term shall have the following meaning:

  "EBITDA" shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) stock option add backs in 2007.

  "Interest Expense" means for any fiscal period, net interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its subsidiaries, if any, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers' acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

  "Net Income" means, as calculated on a consolidated basis for Borrower and its subsidiaries, if any, for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its subsidiaries for such period taken as a single accounting period."

  FEES. Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.
  RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms, and reaffirms, all and singular, the terms and conditions of the IP Agreement and acknowledges, confirms and agrees that the IP Agreement contains an accurate and complete listing of all Intellectual Property, with the exception of an application for a trademark filing by Borrower in connection with the product name "HyperX", as previously disclosed to the Bank.
  RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms, and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate delivered to the Bank on or about April 29, 2004, and acknowledges, confirms and agrees the disclosures and information provided therein has not changed, as of the date hereof, with the exception of the Borrower's release of certain software as previously disclosed to the Bank.
  CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
  RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
  NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against the Bank with respect to the Obligations, or otherwise and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against the Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES the Bank from any liability thereunder.
  CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
  COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:

CHYRON CORPORATION

By: /s/ Jerry Kieliszak
Name: Jerry Kieliszak
Title: Senior Vice President & Chief Financial Officer

BANK:

SILICON VALLEY BANK, d/b/a

SILICON VALLEY EAST

By: /s/ Jay T. Tracy
Name: Jay T. Tracy
Title: Vice President

936637.3